Ex. 99.1

TFG Radiant Increases Ownership in Ascent Solar

THORNTON, Colo.--(BUSINESS WIRE)-- Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of flexible CIGS solar panels, announced today that TFG Radiant Investment Group Ltd. ("TFG Radiant") has completed the acquisition of the Ascent Solar common stock owned by Norsk Hydro Produksjon AS (“Norsk Hydro”), previously announced on January 4, 2012. With the purchase, TFG Radiant's ownership interest increases from 19.4% to 39.0% of the outstanding common shares, making TFG Radiant the Company's largest shareholder. The shares were purchased for approximately $0.50 per share.

Victor Lee, President and CEO of Ascent and Executive Director of TFG Radiant said; “TFG Radiant Investment Group is extremely pleased to increase our investment in Ascent Solar as the company ramps its production and aggressively targets end-markets. We remain very excited about Ascent Solar's revolutionary technology and look forward to partnering for the long-term, realizing the many opportunities for this transformational product in Asia, North America and worldwide.”

Following the closing of the transaction, Hans Olav Kvalvaag, a designated representative of Norsk Hydro, resigned from the Company's Board. Mr. Lee commented “We would like to thank Hans Olav for his service to, the Company. His support has been invaluable to the Company and we wish him well in his future endeavors.”

TFG Radiant Group is a joint venture of Radiant Group (www.sradiant.com), a Chinese conglomerate in construction and real estate, and Tertius Financial Group, a private investment firm based in Singapore. The Group, with more than 3,000 personnel, operates various businesses across China, Indonesia, Singapore and Malaysia, including in metal roofing and facades, import/export trading, real estate investment, project management and consultation, new-energy development, manufacturing and distribution, and gold mining.

About Ascent Solar Technologies, Inc.

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules, which were named one of TIME Magazine's 50 best inventions for 2011, can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. Additional information can be found at www.ascentsolar.com.

Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Brand Fortified
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Kelly Brandner, 303-289-4303
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